                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              The Home Depot, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                PROXY STATEMENT
                                 AND NOTICE OF
                                      1999
                                     ANNUAL
                                  STOCKHOLDERS
                                    MEETING



                            [Picture of Apron w/logo
                             and internet address]

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:                               10:00 a.m. on Wednesday, May 26, 1999

PLACE:                              Cobb Galleria Centre
                                    2 Galleria Parkway
                                    Atlanta, Georgia 30339

ITEMS OF BUSINESS:                  (1) To elect four directors.

                                    (2) To amend the Certificate of
                                    Incorporation to increase the number of
                                    authorized shares of common stock.

                                    (3) To amend the Senior Officers' Bonus Pool
                                    Plan to increase the maximum compensation which may be paid under the plan.

                                    (4) To transact other business properly
                                    coming before the meeting, including the consideration of four stockholder proposals.

WHO MAY VOTE:                       You can vote if you were a stockholder of
                                    record on March 29, 1999.

ANNUAL REPORT:                      A copy of the Annual Report is enclosed.

DATE OF MAILING:                    This notice and the Proxy Statement are
                                    first being mailed to stockholders on or about April 19, 1999.

                       By Order of the Board of Directors
                          Lawrence A. Smith, Secretary

[Picture of Arthur Blank]            [Logo]          [Picture of Bernard Marcus]

To our Stockholders:

       It is our pleasure to invite you to attend our Annual Meeting of Stockholders, which will be held this year on Wednesday, May 26, 1999, at the Cobb Galleria Centre in Atlanta, Georgia. The meeting will start at 10:00 a.m. local time.


       On the ballot at this year's meeting are company proposals for the election of four directors, an increase in the number of authorized shares of stock and an increase in the maximum compensation payable under one of our bonus plans. We also look forward to answering your questions at the meeting. If you will need special assistance because of a disability, please contact Mr. Kevin Herron at 770-433-8211 ext. 13226. We will provide an interpreter for the hearing impaired.


       We have a number of new initiatives this year that we are excited to tell you about.




   - As you review the Proxy Statement, you will notice that it has been simplified and is easier to understand. The Securities and Exchange Commission is encouraging companies to adopt "plain English," and we are pleased to be at the forefront of companies that are doing so. We are committed to communicating with you clearly and effectively.



   - We are offering you the option to receive future proxy materials via the Internet. You can sign up by following the simple instructions contained in this mailing. Receiving future Annual Reports and Proxy Statements through the Internet will be simpler for you, will save our company money and is friendlier to the environment. If you have a computer with Internet access, we hope you will follow the instructions and sign up.



   - For the first time you will be able to view the annual meeting even if you cannot be with us in Atlanta. We will be broadcasting an edited version of the meeting over the Internet from our website at www.homedepot.com. The broadcast will be available beginning on May 29, 1999. We hope that this will enable an even greater number of you to see our meeting.


Thank you for your support.

Sincerely,


/s/ Arthur M. Blank                           /s/ Bernard Marcus
Arthur M. Blank                               Bernard Marcus
President and CEO                             Chairman of the Board of Directors

                               ABOUT THE MEETING

WHAT AM I VOTING ON?

You will be voting on the following:
     -  To elect four directors
     -  To increase the number of shares of authorized common stock
     - To increase the maximum compensation payable under the senior officers' bonus pool plan
     -  To consider four stockholder proposals

WHO IS ENTITLED TO VOTE?


You may vote if you owned stock as of the close of business on March 29, 1999. Each share of stock is entitled to one vote. As of March 29, 1999, we had 1,478,623,297 shares of common stock outstanding.


HOW DO I VOTE?

You have three voting options:


     - Over the Internet at the address shown on your proxy card; if you have access to the Internet, we encourage you to vote in this manner.

     -    By telephone through the number shown on your proxy card.

     -    By completing, signing and returning the enclosed proxy card.


If you hold your shares in the name of a bank or broker, the availability of telephone and Internet voting depends on their voting processes. Please follow the directions on your proxy card carefully.

CAN I VOTE AT THE MEETING?


You may vote your shares at the meeting if you attend in person. Even if you plan to be present at the meeting, we encourage you to vote your shares by proxy. You may vote by proxy through the Internet, by telephone or by mail.


CAN I CHANGE MY MIND AFTER I VOTE?

You may change your vote at any time before the polls close at the meeting. You may do this by (a) signing another proxy with a later date and returning it to us prior to the meeting, (b) voting again by telephone or over the Internet prior to 3:00 p.m. on May 25, 1999 or (c) voting again at the meeting.


WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?


Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the nominee directors named on page 3 of this Proxy Statement, (2) FOR the increase in authorized shares, (3) FOR the increase in the maximum compensation payable under the senior officers' bonus pool plan and (4) AGAINST each of the four stockholder proposals.



HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?


The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares by Internet, telephone or mail, all as described on the enclosed proxy card.


HOW DO I VOTE IF I PARTICIPATE IN THE FUTUREBUILDER PLAN FOR HOME DEPOT ASSOCIATES?


Shares credited to your FutureBuilder account are included on your proxy card. You may vote your shares by Internet, telephone or mail, all as described on the enclosed proxy card. If you do not vote, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it did receive timely instructions. If you also own stock in your own name and not through a broker, your proxy card includes both your stock holdings and plan interests.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is BankBoston, N.A. c/o Equiserve, L.P., which may be reached at 1- 800-577-0177.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under the New York Stock Exchange rules to vote customers' unvoted shares on certain "routine" matters, including the election of directors. When a brokerage firm votes its customers' unvoted shares, these shares are counted for purposes of establishing a quorum. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors, but will not be counted for all other matters to be voted on because these other matters are not considered "routine" under the applicable rules. If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.


HOW CAN I VIEW THE MEETING OVER THE INTERNET?



Beginning on May 29, 1999, you can view and hear an edited version of the meeting by logging onto our website at www.homedepot.com.



HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?



Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares as of March 29, 1999, must be present at the meeting. This is referred to as a quorum.


HOW MANY VOTES ARE NEEDED TO ELECT DIRECTORS?

The four nominees receiving the highest number of "yes" votes will be elected as directors. This number is called a plurality.

HOW MANY VOTES ARE NEEDED TO APPROVE THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES AND THE INCREASE IN THE MAXIMUM COMPENSATION PAYABLE UNDER THE SENIOR OFFICERS' BONUS POOL PLAN?

Each of these proposals will be considered separately. The amendment of the Certificate of Incorporation to increase the number of authorized shares must receive the "yes" vote of a majority of the outstanding shares. The amendment of the senior officers' bonus pool plan must receive the "yes" vote of a majority of the shares present at the meeting.


HOW MANY VOTES ARE NEEDED TO APPROVE THIS YEAR'S STOCKHOLDER PROPOSALS?

Each stockholder proposal will be considered separately. A proposal must receive the "yes" vote of a majority of the shares present at the meeting in order to be approved.

ARE DISSENTERS' RIGHTS APPLICABLE TO ANY OF THE PROPOSALS?

No, dissenters' rights do not apply to any of the proposals.

                 ELECTION OF DIRECTORS AND NOMINEE BIOGRAPHIES

WHO ARE THE NOMINEES THIS YEAR?


Bernard Marcus, Bonnie G.
Hill, Kenneth G. Langone
and John L. Clendenin are
each nominated for election
as directors. Each nominee
would hold office until the
2002 annual meeting of
stockholders and until
his/her successor is
elected and qualified.


WHAT IS THE BACKGROUND OF THIS YEAR'S NOMINEES?

The directors standing for election this year are:

BERNARD MARCUS, 69, Director since 1978                KENNETH G. LANGONE, 63, Director since 1978

-  Co-founder of The Home Depot and                    -  Co-founder of The Home Depot
   Chairman of the Board since inception               -  Lead Director of The Home Depot since
-  Member of the Board of:                                1998
    -  National Service Industries, Inc.               -  Chairman of the Board, Chief Executive
    -  The New York Stock Exchange, Inc.                  Officer and President of
    -  Westfield Corporation, Inc.                        Invemed Associates, Inc.,
    -  DBT Online, Inc.                                   an investment banking and brokerage
    -  The National Foundation for the                    firm for more than five years
       Centers for Disease Control and                      -  Member of the Board of:
       Prevention                                           -  The New York Stock Exchange,
    -  The Marcus Center, Inc.                                 Inc.
    -  Kennedy Krieger Institute                            -  General Electric Company
-  Member of the Advisory Board and the                     -  Unifi, Inc.
   Board of Directors of the Shepherd Center                -  DBT Online, Inc.
-  Vice President and member of the Board                   -  Tricon Global Restaurants, Inc.
   of The City of Hope, in Duarte,                          -  The Cancer Research Fund of the
   California                                                  Damon Runyon-Walter Winchell
                                                               Foundation
BONNIE G. HILL, 57, nominated for Director                  -  New York University
in 1999                                                     -  The Children's Oncology Society of New York
                                                            -  Robin Hood Foundation
-  Vice President of The Times Mirror Company,              -  Stern School of Business
   a newspaper and publishing company, since                -  New York Philharmonic
   1997                                                     -  Inter-City Endowment Fund
-  President and Chief Executive Officer of
   The Times Mirror Foundation since 1997             JOHN L. CLENDENIN, 64, Director since 1996
-  Senior Vice President, Communications and          -  Retired as Chairman in 1997 and as
   Public Affairs of Los Angeles Times since             President and Chief Executive Officer
   1998                                                  in 1996 of BellSouth Corporation
-  Chair, Securities and Exchange Commission's        -  Member of the Board of:
   Consumer Affairs Advisory Board                         -  Coca-Cola Enterprises Inc.
-  Dean of McIntire School of Commerce at the              -  Equifax, Inc.
   University of Virginia from 1993 - 1996                 -  Springs Industries, Inc.
-  Member of the Board of:                                 -  The Kroger Company
     -  AK Steel Corp.                                     -  RJR Nabisco Holdings Corp.
     -  Hershey Foods Corp.                                -  Wachovia Corporation
     -  Niagra-Mohawk Power Corp.                          -  National Service Industries, Inc.
     -  National Urban League                              -  Powerwave Technologies, Inc.
     -  Los Angeles Downtown Women's Center           -  Past Chairman/President of:
                                                           -  The Committee for Economic
                                                              Development
                                                           -  Junior Achievement
                                                           -  The Boy Scouts of America





                         WE RECOMMEND THAT YOU VOTE FOR
                        THE ELECTION OF THESE DIRECTORS

                       STANDING DIRECTOR BIOGRAPHIES

WHAT IS THE BACKGROUND OF THE DIRECTORS NOT STANDING FOR ELECTION THIS YEAR?

The incumbent directors with terms expiring in 2000 are:


FRANK BORMAN, 71, Director since 1983            RONALD M. BRILL, 55, Director since 1987
-  Retired U.S. Air Force Colonel                -  Executive Vice President and Chief
-  Retired as Chairman of the Board and             Administrative Officer of The Home
   Chief Executive Officer of Eastern Air           Depot since 1995
   Lines, Inc. in 1986                           -  Executive Vice President and Chief
-  President of Borman Motor Company                Financial Officer of The Home Depot
-  President and Chief Executive Officer of         from 1993-1995
   Patlex Corporation since 1988                 -  Member of the Board of:
-  Chairman of the Board of DBT Online,               -  Atlanta Jewish Community Center
   Inc. since 1996                                    -  Atlanta High Museum of Art
-  Member of the Board of:                            -  Pilchuck Glass School
     -  Thermo Instrument Systems                     -  Woodward Academy
     -  American Superconductor
        Corporation
     -  National Geographic Society

BERRY R. COX, 45, Director since 1978
- Chairman of Berry R. Cox, Inc., a private investment company with interests in oil and gas, real estate and both public and private equities worldwide for over 20 years

The incumbent directors with terms expiring in 2001 are:

ARTHUR M. BLANK, 56, Director since 1978             M. FAYE WILSON, 61, Director since 1992
-  Co-founder of The Home Depot and Chief            -  Senior Vice President, Value Initiatives
   Executive Officer since 1997                         of The Home Depot since 1998
-  President, Chief Operating Officer of The         -  Executive Vice President of Bank of
   Home Depot since 1978                                America NT&SA from 1992 - 1998
-  Member of the Board of:                           -  Member of the Board of Farmers Insurance
     -  North Carolina Outward Bound School             Group
     -  Emory University
     -  Carter Center, Inc.
     -  Cox Enterprises, Inc.
     -  Post Properties, Inc.

MILLEDGE A. HART, III, 65, Director since 1978
-  Chairman of the Board of:
     -  Hart Group, Inc., a private management
        services company
     -  Rmax, Inc., an insulation manufacturing
        company
     -  Axon, Inc., a residential/commercial
        service



                         BOARD OF DIRECTORS INFORMATION

WHAT IS THE MAKEUP OF THE BOARD OF DIRECTORS?

Our Board of Directors typically has 11 members. The directors are divided into three classes, with each class serving for a three-year period. The stockholders elect approximately one-third of the members of the Board of Directors each year.

ARE THERE DIRECTORS WHO ARE NOT STANDING FOR RE-ELECTION?


Yes. The following directors are either not standing for re-election or have resigned from the Board:

 - Donald R. Keough: We maintain a policy that directors may not run for re-election after they have reached the age of 70. Donald R. Keough, who is 72 years old, would have been up for re-election this year, but he has retired in accordance with our policy.

 - Johnnetta B. Cole: Dr. Cole has informed us that her schedule does not permit her to devote the necessary time to her duties as a director, including the requirement that all directors make a formal visit to at least 20 Home Depot stores each year. Dr. Cole resigned her seat on our Board effective April 5, 1999, but will continue to have a relationship with us as a consultant focusing on human resources issues.



WHAT WILL HAPPEN WITH THE VACANCY CURRENTLY ON THE BOARD OF DIRECTORS?


The Board of Directors has the authority to appoint a replacement director to serve the remainder of Dr. Cole's term, which will expire at the 2001 annual meeting of stockholders. The Board expects to evaluate potential replacement candidates and may fill the vacancy when it identifies an appropriate candidate. Until such time, the Board will function with ten members.


WHAT IF A NOMINEE IS UNWILLING OR UNABLE TO SERVE?

That is not expected to occur. If it does, proxies will be voted for a substitute designated by the Board of Directors.

HOW ARE DIRECTORS COMPENSATED?

Each director who is not an employee of The Home Depot receives $40,000 each year, $10,000 of which is in the form of restricted shares of our stock. Directors may elect to receive all or any portion of their cash compensation in additional shares of restricted stock. These directors also receive $1,000 for each meeting they attend other than by telephone and are reimbursed for reasonable expenses in attending meetings. Directors who are also employees of The Home Depot are not separately compensated for their services as directors.


WHAT DOES THE LEAD DIRECTOR DO?


The Lead Director helps the Chairman of the Board develop the agenda for Board meetings and reviews the Board's governance procedures and policies. The Lead Director is also the Chairman of the Nominating and Corporate Governance Committee and chairs any meetings of outside directors. The Lead Director is elected by the Board of Directors for a three-year term. Mr. Langone was elected as the first Lead Director in 1998.


HOW OFTEN DID THE BOARD MEET IN FISCAL 1998?


The Board of Directors met four times during fiscal 1998. Each director attended more than 75% of the meetings of the board and of committees of which they were members.

WHAT ARE THE COMMITTEES OF THE BOARD?

Our Board of Directors has the following committees:


---------------------------------------------------------------------------------------------------------------------
    Name of Committee & Members                       Functions of the Committee                    Number of
    ---------------------------                       --------------------------                   Meetings/Consent
                                                                                                  Actions in Fiscal
                                                                                                         1998
---------------------------------------------------------------------------------------------------------------------
EXECUTIVE:                                  -    Exercises the authority of the full Board
    Bernard Marcus, Chair                        in between Board meetings                                 8
    Arthur M. Blank
    Kenneth G. Langone
---------------------------------------------------------------------------------------------------------------------
AUDIT:                                      -    Oversees auditing procedures
    Berry R. Cox, Chair                     -    Receives and accepts the report of
    Frank Borman                                 independent auditors                                      4
    Milledge A. Hart, III                   -    Oversees internal systems of accounting
    Donald R. Keough*                            and management control
    John L. Clendenin                       -    Makes recommendations regarding the
                                                 selection of independent auditors
---------------------------------------------------------------------------------------------------------------------
STOCK OPTION:                               -    Administers stock incentive plans
    Bernard Marcus, Chair                   -    Makes grants of stock awards pursuant to                  8
    Arthur M. Blank                              stock incentive plans
    Kenneth G. Langone
---------------------------------------------------------------------------------------------------------------------
COMPENSATION:                               -    Reviews and recommends compensation of
    Frank Borman, Chair                          directors and executive officers                          3
    John L. Clendenin
    Berry R. Cox
    Donald R. Keough*
---------------------------------------------------------------------------------------------------------------------
NOMINATING AND CORPORATE GOVERNANCE:        -    Makes recommendations for nominees for
    Kenneth G. Langone, Chair                    director                                                  1
    John L. Clendenin                       -    Reviews and monitors activities of Board
    Milledge A. Hart, III                        members
    Johnnetta B. Cole**                     -    Develops, sets and maintains corporate
                                                 governance standards
                                            -    Has no formal procedure for the submission
                                                 of stockholder recommendations
---------------------------------------------------------------------------------------------------------------------
HUMAN RESOURCES:                            -    Reviews and recommends policies, practices
    M. Faye Wilson, Chair                        and procedures concerning employment-related              4
    Johnnetta B. Cole**                          matters
    Kenneth G. Langone
---------------------------------------------------------------------------------------------------------------------

*  Mr. Keough will retire from the Board effective May 26, 1999.
** Dr. Cole has resigned from the Board effective April 5, 1999.

                              PROPOSED AMENDMENT TO
                           INCREASE AUTHORIZED SHARES

WHAT AM I VOTING ON?

A proposal to amend our Certificate of Incorporation to increase the number of authorized shares of our common stock from 2,500,000,000 shares to 5,000,000,000 shares.

WHAT IS AUTHORIZED STOCK?

Our Certificate of Incorporation establishes the maximum number of shares of common stock that we may issue without obtaining additional stockholder approval. This is called authorized stock.

WHAT IS THE DIFFERENCE BETWEEN AUTHORIZED STOCK AND ISSUED STOCK?

Shares that have already been issued are referred to as "issued" or "issued and outstanding." The difference between the total number of authorized shares and the number of issued shares is the number of shares that the Company may issue in the future without amending the Certificate of Incorporation. The rules and regulations of the New York Stock Exchange may require stockholder approval of issuances under certain circumstances.


For example, as of March 29, 1999, we had 2,500,000,000 shares authorized and 1,478,623,297 shares issued. As a result, the Company could have issued an additional 1,021,376,703 shares. If the amendment to the Certificate of Incorporation had been adopted prior to that date, the Company could have issued an additional 2,500,000,000 shares, for a total of 3,521,376,703 shares available for issuance. In the interest of simplicity, in this example we have ignored shares reserved for issuance upon exercise of stock options, conversion of convertible debt and similar instruments.


WHAT RIGHTS WILL THE NEW AUTHORIZED SHARES HAVE?

If approved, the additional shares will have the same voting and other rights as all other shares of our common stock.

WHY DOES THE BOARD WANT TO INCREASE THE AUTHORIZED STOCK?

The larger we become, the greater our need for capitalization. Although there are no current plans to issue any of the additional shares, increasing the number of authorized shares will permit us to meet future business and financial obligations, as well as permit stock splits and stock dividends should we determine that they are advisable in the future.





                         WE RECOMMEND THAT YOU VOTE FOR
                         THE ADOPTION OF THIS PROPOSAL

                          PROPOSED AMENDMENT TO SENIOR
                            OFFICERS' BONUS POOL PLAN

WHAT AM I VOTING ON?


A proposal to amend our Senior Officers' Bonus Pool Plan to increase the maximum compensation payable to a participant from $2,000,000 per fiscal year to an amount set by the Compensation Committee not to exceed a total of $4,000,000 per fiscal year.


WHAT IS THE SENIOR OFFICERS' BONUS POOL PLAN?

A plan which pays a cash bonus to participants if our company achieves targeted earnings amounts.

WHO PARTICIPATES IN THE SENIOR OFFICERS' BONUS POOL PLAN?

The Chairman of the Board and the Chief Executive Officer.

HOW ARE BONUSES CALCULATED?

The plan pays total bonuses equal to 10% of our earnings in excess of a threshold amount. At present, the maximum amount payable under the plan to a participant for any one fiscal year is $2,000,000.

HOW IS THE EARNINGS THRESHOLD DETERMINED?

The earnings threshold is always an amount equal to the prior fiscal year's net earnings.

HOW IS THE TOTAL BONUS AMOUNT ALLOCATED AMONG THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER?

Currently, the bonus amount payable under the plan during each fiscal year is automatically set at the maximum amount and split equally between the Chairman and Chief Executive Officer. The proposed amendment would give the Compensation Committee greater flexibility in determining bonus amounts. The Compensation Committee would establish the Chairman and CEO bonus amounts at the beginning of each fiscal year, and they would not necessarily be equal to the maximum amount. The Compensation Committee would, as in the past, have the right to reduce the bonus payable to any participant at the end of the year if it believed a reduction was appropriate.

WHAT WOULD THE PROPOSED AMENDMENT DO?


Increase the maximum amount payable to a participant under the plan for any one fiscal year from $2,000,000 to $4,000,000 and give the Compensation Committee greater flexibility in setting bonus amounts. A copy of the plan, as we propose to amend it, is attached as Appendix A to this Proxy Statement.


WHY DOES THE BOARD WANT TO INCREASE THE MAXIMUM BONUS PAYABLE UNDER THE PLAN?

This plan is consistent with our philosophy of "pay for performance." The Board believes it is necessary to increase the maximum bonus payments in order to ensure that our Chairman and Chief Executive Officer are compensated fairly given market conditions.

HOW MUCH WOULD THE PARTICIPANTS HAVE RECEIVED IF THE PROPOSED AMENDMENT HAD BEEN ADOPTED LAST YEAR?


The Compensation Committee would have had the right to determine how much the participant would have received. If approved by the Compensation Committee, the maximum could have been:


-  Mr. Marcus, Chairman of the Board: $4,000,000
-  Mr. Blank, President and CEO: $4,000,000




                         WE RECOMMEND THAT YOU VOTE FOR
                          THE ADOPTION OF THIS PROPOSAL

                           STOCKHOLDER PROPOSAL NO. 1

We have been notified that this proposal will be presented for consideration at the meeting:


            Whereas, Home Depot in 1997 incurred a cost of $104 million to settle several serious charges of gender discrimination in its hiring, promotion and compensation practices: a large class action suit involving up to 17,000 current and former employees in well over 100 Home Depot stores in 10 western states; a Louisiana-based case seeking class action certification on behalf of up to 22,000 women in over 300 The Home Depot stores east of the Mississippi River; as well as similar challenges in Florida and New Jersey.


            Whereas, other high profile lawsuits at companies are increasingly proving that companies involved in discrimination litigation bear significant financial risk.


            Whereas, we believe negative publicity against Home Depot could alienate a significant proportion of its customer base, particularly women who comprise about half of the shoppers at our Company's stores.


            Whereas, Home Depot's management consistently and rigorously denied the merits of the discrimination charges, but then negotiated a settlement consuming more than 20% of per share earnings in the third quarter of 1997.


            Whereas, shareholders are entitled to access information necessary to assess the financial risks they incur.


            Whereas, Home Depot's management has consistently stated that they are very proud of their record of hiring and promoting women to every level in the Company.


            Whereas, Home Depot continues to refuse to disclose equal employment opportunity (EEO) data detailing the composition of its workforce by gender and race. This data is routinely provided to the Equal Employment Opportunity Commission.


            The fact that more than 150 major U.S. corporations disclose their EEO data in annual reports or other public documents indicates that they do not believe disclosure hurts their competitive position. Many Home Depot directors are also directors or officers at companies that disclose EEO information either in public reports or directly to shareholders upon request, including Heinz, Merck, Wachovia and Washington Post.


            Last year, this resolution received the support of over 14.4% of shares cast, among the highest levels of support for a resolution of this type, sending a clear signal to directors and management that stockholders want their company to be more accountable on this issue.


            Therefore be it resolved: The shareholders request that the Board expand Home Depot's annual Social Responsibility Report, at reasonable cost and omitting confidential information, to be made available by October, 1999, to include:


                  1. A chart identifying the percentage of employees by gender and race in each of the nine major Equal Employment Opportunity Commission defined job categories for the previous five years (1994 - 1998).

                  2. A summary description of policies and initiatives to advance equal opportunity for women and minorities into sales, managerial positions and other job classifications where they are found to be underutilized.

                  3. A summary of any material litigation in which the company is involved concerning race, gender, religion or the physically challenged.


Promptly upon receipt of an oral or written request, we will provide you with the name and address of each proponent and the number of shares of stock held by each proponent.

                      COMPANY RESPONSE TO PROPOSAL NO. 1


WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

HAS THIS STOCKHOLDER PROPOSAL BEEN SUBMITTED BEFORE?

Yes. The same proposal was presented at last year's annual meeting and was defeated by a vote of 82% to 14%.

WHAT IS THE COMPANY'S POSITION REGARDING EQUAL OPPORTUNITY LAWS?

Our Code of Ethics requires that our work environment be free from discrimination and harassment based on race, color, religion, gender, national origin, age or disability. To that end, we are fully committed to complying with all applicable equal employment opportunity laws. We are proud of our record in recruiting and promoting minorities and women. We are continually building programs that promote diversity, because it is good business to attract and retain associates who reflect the differences in the communities we serve.

WHY DOES THE BOARD OF DIRECTORS OPPOSE THIS PROPOSAL?


We believe that this resolution is unnecessary. As we have communicated to the proponents of this proposal, we will be releasing three-year employment data, based on EEO-1 reports and company data, in our 1998 Social Responsibility Report. You can obtain a copy of our 1998 Social Responsibility Report at the annual stockholders' meeting, at our Internet site or by writing: Community Affairs, The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, GA 30339.



IS THIS PROPOSAL NECESSARY?



By publishing the data, we have demonstrated that this proposal is unnecessary.






                       WE RECOMMEND THAT YOU VOTE AGAINST
                         THE ADOPTION OF THIS PROPOSAL

                           STOCKHOLDER PROPOSAL NO. 2

We have been notified that this proposal will be presented for consideration at the meeting:

         RESOLVED: That the shareholders of The Home Depot, Inc. urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of director elections. The Board classification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

         The election of corporate directors is a primary avenue for shareholders to influence corporate affairs and ensure that management is accountable to the Company's shareholders. However, under the classified voting system at the Company, individual directors face election only once every three years, and shareholders only vote on roughly one-third of the board each year. Such a system serves to insulate the Board of Directors and management from shareholder input and the consequences of poor financial performance.

         The question of Board and management accountability is a matter of concern given the shareholder performance of The Home Depot, Inc. Over the last five years, the Company's stock has lagged behind the S&P 500 Index. This alone provides a compelling reason to reconsider the wisdom of a staggered Board.

         By eliminating the classified Board, shareholders can register their views annually on the performance for the Board and each individual director. This will promote a culture of responsiveness and dynamism at the Company, qualities necessary to meet the challenge of increasing shareholder value.

         According to the Investor Responsibility Research Center, shareholder support for declassifying boards is "reaching an all-time high" in 1997, with proposals averaging nearly 45% of votes cast. Last year, proposals to declassify the Board passed at companies such as Bausch & Lomb, Bristol-Myers Squibb, Eastman Kodak, and Reebok. In addition, many leading companies have responded to increasing shareholder opposition and voluntarily declassified their boards, including Time Warner, Travelers Group and Occidental Petroleum.

         In sum, by introducing annual elections and eliminating the classified Board at the Company, management and the Board of Directors will be more accountable to shareholders. By aligning the interests of the Board and management with the interests of shareholders, our Company will be better equipped to enhance shareholder value.


         FOR THE ABOVE REASONS, WE URGE A VOTE FOR THE RESOLUTION.


Promptly upon receipt of an oral or written request, we will provide you with the name and address of each proponent and the number of shares of stock held by each proponent.

                       COMPANY RESPONSE TO PROPOSAL NO. 2


WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

WHY DOES THE BOARD OF DIRECTORS OPPOSE THIS PROPOSAL?

Since approved by a vote of 88% of our stockholders in 1984, the Board has been divided into three classes. Under this system, each director serves a three-year term, each class is as nearly equal as possible in size, and one of the three classes is elected each year. This staggered election of directors is a common practice that has been approved by the stockholders of many major corporations. Our classified Board helps provide continuity and stability to our management policies. Our system of electing one-third of the directors at each annual meeting of stockholders ensures that at least a majority of the directors at all times will have in-depth knowledge of our company and our business. This assists our Board in conducting effective long-term strategic planning. At the same time, our stockholders have an opportunity each year to renew and reinvigorate corporate decision-making by voting on several directors.

WHAT IS THE COMPANY'S STOCK PERFORMANCE OVER THE PAST FIVE YEARS?


The proponents of this proposal claim in their statement that Home Depot stock has "lagged behind the S&P 500" over the last five years. From January 1, 1994 to December 31, 1998, our common stock achieved a compounded annual rate of return of 36%, which exceeded the 27% return realized by the S&P 500. Our superior stock performance is even more dramatic over the past year. During calendar year 1998, Home Depot stock achieved a rate of return of 108%, compared to the S&P 500's 27% return during the same period.


COULD ADOPTION OF THIS PROPOSAL HAVE A NEGATIVE IMPACT ON OUR COMPANY?

A classified Board is a widely used safeguard to protect a company and its stockholders from inadequate tender offers or unsolicited attempts to seize control. Our classified Board encourages people seeking control of our company to enter into arms-length negotiations with our Board. This would give our Board time to evaluate any proposal, study alternatives and seek the best result for all stockholders.

WOULD APPROVAL OF THIS PROPOSAL ACTUALLY CHANGE THE COMPOSITION OF OUR BOARD OF DIRECTORS?

No. This stockholder proposal is only a recommendation to our Board. Our classified Board is provided for under our Certificate of Incorporation. To amend the Certificate of Incorporation to declassify our Board would require the approval of the Board of Directors and the affirmative vote of 80% of the outstanding shares.





                       WE RECOMMEND THAT YOU VOTE AGAINST
                         THE ADOPTION OF THIS PROPOSAL

                           STOCKHOLDER PROPOSAL NO. 3

We have been notified that this proposal will be presented for consideration at the meeting:

         BE IT RESOLVED: That the shareholders of Home Depot, Inc. ("Company") hereby request that the Company's Board of Directors take the steps necessary to amend the Company's bylaws, effective after the 1999 Annual Meeting, to provide that the Board of Directors shall consist of a Majority of Independent Directors. For these purposes, the definition of independent director shall mean a director whom:

                  - has not been employed by the Company or an affiliate in an executive capacity within the last five years;
                  - was not, and is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;
                  - is not employed by a significant customer, supplier or provider of professional services;
                  -   has no personal services contract with the Company;
                  - is not employed by a foundation or university that receives significant grants or endowments from the Company;
                  -   is not a relative of the management of the Company;
                  - is not a shareholder who has signed shareholder agreements legally binding him to vote with management; and
                  - is not the chairman of a company on which Home Depot, Inc., Chairman or Chief Executive Officer is also a Board member.

         The purpose of this proposal is to incorporate within the Board of Directors a basic standard of independence that we believe will permit clear and objective decision-making in the best long-term interests of shareholders. A Board of Directors must formulate corporate policies and monitor the activities of management in implementing those policies. Given those functions, we believe that it is in the best interest of all stockholders if at least a majority of our representatives be independent.

         The benefits of such independence, we think, are well accepted. The New York Stock Exchange for instance, requires each of its listed companies to have at least two members of the Board of Directors and all members of the audit committee who meet New York Stock Exchange standards of independence. We also note studies, which reflect that a majority of directors of publicly held companies are not employees of the companies on whose boards they serve. This trend is supported by the Business Roundtable in its publication Corporation Governance and American Competitiveness, prepared by a committee of the Roundtable, which states, in part, that:

                  Board of Directors of large publicly held public corporations should be composed predominately of independent directors who do not hold management responsibilities within the corporation... In order to underscore their independence, non-management directors should not be dependent financially on the companies on whose boards they serve.

Promptly upon receipt of an oral or written request, we will provide you with the name and address of each proponent and the number of shares of stock held by each proponent.

                       COMPANY RESPONSE TO PROPOSAL NO. 3


WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

WHY DOES THE BOARD OF DIRECTORS OPPOSE THIS PROPOSAL?

Our Board combines the talents and diverse backgrounds of outside directors with those of our most senior officers. Our company has been recognized for its success by many sources, including Fortune Magazine, which for the last six years has named us America's most admired specialty retailer. We believe we would not have achieved this recognition without the combination of talent, knowledge and perspective held by persons serving on our Board of Directors.

WHAT IS THE BOARD OF DIRECTORS' POSITION ON OUTSIDE DIRECTORS?


We agree that our Board should consist of a majority of outside directors. Only four of our directors are employees of the Company. Of course, these senior officers bring direct knowledge of our operations and strategies in the very competitive home improvement industry to our Board. Our outside directors have been selected based on criteria including overall business experience and specific expertise, giving due consideration to any relationships with the Company. Often, directors' relationships with the Company provide them with an understanding of our business, which enhances their ability to perform as directors. All material relationships between our company and any director are disclosed to the public. Furthermore, none of our outside directors are financially dependent upon money they earn as a director of our company or from transactions between their affiliates and our company.


COULD ADOPTION OF THIS PROPOSAL HAVE A NEGATIVE IMPACT ON OUR COMPANY?

We believe this proposal is unduly restrictive. The proposal's definition of "independent" is broad and arbitrary and would needlessly restrict our ability to include as Board members highly qualified individuals whose advice and counsel would benefit the Company and its stockholders. For example, individuals who have been previously employed or engaged as consultants by the Company do not necessarily lack the independence and objectivity to function effectively on our Board and protect the interests of our stockholders.

We have consistently sought to add to our Board eminently qualified individuals whom we believe will provide substantial benefit and give guidance to our company. The overly narrow definition of "independent" contained in the proposal, in our view, would preclude us from seeking as directors many persons who, through past or present relationships with our company, are most capable of furthering the interests of our company and our stockholders.






                       WE RECOMMEND THAT YOU VOTE AGAINST
                         THE ADOPTION OF THIS PROPOSAL

                           STOCKHOLDER PROPOSAL NO. 4

We have been notified that this proposal will be presented for consideration at the meeting:

         WHEREAS: Old growth forests are the remnants of the world's original forests. While these forests cover less than 5% of the earth's surface, they are home to nearly 50% of the world's species. Old growth forests store extensive amounts of carbon and are, therefore, critical to moderating the effects of climate change. Old growth forests are home to more than 200 million indigenous people worldwide. Less than 20% of the world's old growth forests remain. Numerous ecosystems are under threat from logging, oil drilling, clearing and flooding.

         By participating in the markets for old growth timber, Home Depot is contributing to the needless destruction of these pristine, ancient ecosystems. Home Depot buys cedar and hemlock from ancient temperate rainforests in British Columbia, mahogany from Central and South America, and lauan and ramin from tropical rainforests in Southeast Asia. Our company sells significant amounts of old growth timber in its stores despite ample supplies of second growth and plantation wood which would make reliance on old growth timber unnecessary.

         Our Company pledged in 1992 to phase out of products that cannot be proved to be forested on a sustainable basis. Corporations including B&Q (the largest do-it-yourself chain in the UK), IBM, Nike, Hewlett-Packard, Kinko's and many others have committed to eliminate all use, sale or distribution of old growth wood, pulp or paper.

         Our Company was the target of numerous recent demonstrations around this issue and continues to be a target at the openings of new stores. Home Depot was featured in stories in Time magazine and on the CBS Evening News last fall which highlighted the controversy surrounding our Company's sale of old growth wood. The continuing demonstrations and negative media coverage could have a negative impact on shareholder value, brand name and plans for growth.

         Home Depot's business and reputation as a good corporate citizen remain at risk until our Company implements an effective policy of phasing out the sale of old growth woods.

         RESOLVED: Shareholders request the Board of Directors to review Home Depot's sales of old-growth wood and issue a report, prepared at reasonable cost and omitting proprietary information, which would detail the steps required to end the sale of old growth wood entirely. The report should be completed by October, 1999.

         We suggest that the requested report contain a list of products sold at Home Depot that are derived from old growth forests, detail which old growth forests are currently affected by our Company's purchasing practices, include an action plan with a timeline to phase out all sales of old growth wood within 24 months, and include a program to educate our Company's associates, suppliers and customers to insure successful implementation of this policy.

         We believe that Home Depot can gain competitive advantage and build brand name in the marketplace by completely phasing out the sale of old-growth woods.

Promptly upon receipt of an oral or written request, we will provide you with the name and address of each proponent and the number of shares of stock held by each proponent.

                       COMPANY RESPONSE TO PROPOSAL NO.4


WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

WHY DOES THE BOARD OF DIRECTORS OPPOSE THIS PROPOSAL?


We recognize that the issue of forest conservation is an important one, and we agree that we need to confront the issue with our collective wisdom, strength and foresight. However, we do not believe the measures called for in this stockholder proposal are realistic or warranted in light of our long-standing commitment to protecting the environment.



WHAT IS THE HOME DEPOT DOING TO PROMOTE FOREST CONSERVATION?



The Home Depot has used its influence to lead the marketplace toward greater environmental responsibility. As part of this effort, we have formally endorsed independent third-party forest certification. We have joined the Certified Forest Products Council, an independent, nonprofit business organization, and have implemented the actions and commitments required of its members.


We have already initiated a thorough review of all of our existing sources of wood (not just "old growth") for the purpose of identifying forest products sources that help us achieve our goal of encouraging forest practices that are environmentally responsible, socially beneficial and economically viable. We are developing an action plan to increase the percentage of wood from Certified Well-Managed Forests in our product mix. We will be working with our suppliers to implement, as promptly as practical, the changes called for in the action plan. Because the review and action plan will contain proprietary information that could be useful to our competitors, they will not be made public.


HOW DOES THE COMPANY DEVELOP ENVIRONMENTAL POLICY?


We recently established The Home Depot Environmental Council. Comprised of members of our senior management team, the Council's mission is to set policy that ensures we are doing everything we can to protect and conserve the environment and to implement this policy into our everyday operations. A sub-committee of the Council, the Timber Task Force, operates with a mission "to lead our industry to ensure continuous improvement of forestry management practices." While forestry practices are one of the priorities of the Environmental Council, the Council is working with a number of groups to establish important environmental policies regarding waste management, store construction, the development of alternative products and other important areas.



Our commitment to the environment is long-standing, and protecting the environment is one of the priorities of our corporate charitable program. To learn more about our environmental policies, obtain a copy of our 1998 Social Responsibility Report at our Internet site or by writing: Community Affairs, The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, GA 30339.


COULD THE ADOPTION OF THIS PROPOSAL HAVE A NEGATIVE IMPACT ON OUR COMPANY?


Yes. The proposal mandates narrowly focused actions be taken on arbitrary timelines and requires the unnecessary expenditure of resources. If taken, these actions could jeopardize our market position, future growth and continued viability as a retailer of quality goods at affordable prices. This proposal is not in the best interests of The Home Depot, the majority of its stockholders or its customers.





                       WE RECOMMEND THAT YOU VOTE AGAINST
                         THE ADOPTION OF THIS PROPOSAL

                             EXECUTIVE COMPENSATION

         The following tables discuss the compensation earned by our five most highly compensated executive officers in fiscal years 1998, 1997 and 1996:



--------------------------------------------------------------------------------------------------------------------
                                             SUMMARY COMPENSATION TABLE
                                                                                          Long Term
                                                      Annual Compensation                Compensation
                                                      -------------------                ------------
                                                                                            Awards
                                                                                            ------
                                                                                          Securities      All Other
                                                                         Other Annual     Underlying    Compensation
                                       Fiscal     Salary       Bonus     Compensation    Options (1)         (2)
Name and Principal Position             Year        ($)         ($)           ($)            (#)             ($)
---------------------------             ----        ---         ---           ---            ---             ---
Bernard Marcus                          1998      900,000     2,000,000      4,263            --          163,517
    Chairman of the Board               1997      799,615     2,000,000      3,788            --          145,698
                                        1996      600,000     2,000,000      3,379            --          169,580

Arthur M. Blank                         1998      900,000     2,000,000      5,972            --          210,462
    President and Chief Executive       1997      799,615     2,000,000      6,550            --           24,025
    Officer                             1996      600,000     2,000,000      3,171            --           42,576

Ronald M. Brill                         1998      500,000       364,800      3,340          23,130         31,644
    Executive Vice President            1997      500,000       348,000      5,839          25,440         15,504
    and Chief Administrative Officer    1996      494,807       232,150      6,039          78,450         26,865

Billy K. Hamlin                         1998      484,615       294,800      2,459          43,130         27,090
    Group President and Executive       1997      410,384       250,000      3,343          25,440         17,702
    Vice President - Merchandising      1996      361,346       119,214      2,110          52,300         12,355

W. Andrew McKenna                       1998      448,077       328,320      4,083          23,130         61,894(3)
    Senior Vice President -             1997      436,154       295,449      3,188          20,940         14,554
    Strategic Business Development      1996      414,808       189,798      2,977          12,300         22,604
--------------------------------------------------------------------------------------------------------------------



(1) Share amounts have been adjusted for a three-for-two stock split effected in the form of a stock dividend on July 3, 1997, and a two-for-one stock split effected in the form of a stock dividend on July 2, 1998. Neither Mr. Marcus nor Mr. Blank participates in any of the Company's stock option plans.


(2) "All other compensation" consists of:


    - Matching contributions under the 401(k) component of our FutureBuilder
      Plan.
    - Allocations of common stock under the ESOP component of our FutureBuilder Plan.
    - Allocations of "stock units" under our 401(k) and ESOP restoration plan valued based on the market value of our common stock on the day such amounts were credited to the participants' accounts.
    - Payment of annual life insurance premiums.


     The following table shows the amount of each category of "all other compensation" received by each of the named individuals:


     ---------------------------------------------------------------------------------
               NAME     401(k) MATCHING  ESOP ALLOCATION  ALLOCATION UNDER   INSURANCE
                         CONTRIBUTION                       RESTORATION       PREMIUMS
                                                               PLAN
     ---------------------------------------------------------------------------------
     Bernard Marcus      $4,000          $1,232           $28,896            $129,389
     ---------------------------------------------------------------------------------
     Arthur M. Blank     $4,000          $1,232           $28,896            $176,334
     ---------------------------------------------------------------------------------
     Ronald M. Brill     $4,000          $1,232           $23,594            $  2,818
     ---------------------------------------------------------------------------------
     Billy K. Hamlin     $4,000          $1,232           $19,374            $  2,484
     ---------------------------------------------------------------------------------
     W. Andrew McKenna   $4,000          $1,232           $19,967            $  3,243
     ---------------------------------------------------------------------------------



 (3) Mr. McKenna received $33,452 in connection with his relocation and the sale of his house.

----------------------------------------------------------------------------------------------------------------------
                                       OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                       Potential
                                                                                                   Realizable Value
                                                                                                   at Assumed Annual
                           Number of       % of Total                                                Rate of Stock
                           Securities        Options                                              Price Appreciation
                           Underlying      Granted to                                               for Option Term
                            Options       Employees in    Exercise or Base                            (10)Years*
                            Granted          Fiscal             Price            Expiration
         Name                 (#)           Year (%)           ($/Sh)               Date          5%($)      10%($)
         ----                ------         --------           ------               ----          -----      ------
Bernard Marcus                    --             --                 --                 --            --            --
Arthur M. Blank                   --             --                 --                 --            --            --
Ronald M. Brill               23,130          .0018            31.9375           02/26/08       464,574     1,177,320
Billy K. Hamlin               43,130          .0035            31.9375           02/26/08       866,280     2,195,323
W. Andrew McKenna             23,130          .0018            31.9375           02/26/08       464,574     1,177,320
----------------------------------------------------------------------------------------------------------------------


---------
* These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future performance of our stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise.


----------------------------------------------------------------------------------------------------------------------
                            AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                                         FISCAL YEAR-END OPTION VALUES

                                                             Number of Securities
                                                                  Underlying              Value of Unexercised
                                                             Unexercised Options          In-the-Money Options
                                                            at Fiscal Year-End (#)       at Fiscal Year-End ($)
                             Shares Acquired      Value     ------------------------     ----------------------
                             on Exercise (#)    Realized
Name                                               ($)      Exercisable  Unexercisable   Exercisable   Unexercisable
---------------------------- ----------------- ------------ ------------ --------------- ------------- ---------------
Bernard Marcus                         --             --          --            --               --               --
Arthur M. Blank                        --             --          --            --               --               --
Ronald M. Brill                        --             --     446,730       228,428       22,006,112       10,065,407
Billy K. Hamlin                   120,000      3,546,243     321,932       248,428       15,737,620       10,636,657
W. Andrew McKenna                      --             --     127,959       100,701        4,706,336        5,475,722
----------------------------------------------------------------------------------------------------------------------

                          COMPENSATION COMMITTEE REPORT

         Filings made by companies with the Securities and Exchange Commission sometimes "incorporate information by reference." This means the Company is referring you to information that has been previously filed with the SEC and that this information should be considered as part of the filing you are reading. The Compensation Committee Report and Performance Graph in this Proxy Statement are not incorporated by reference into any other filings with the SEC.

         The Compensation and Stock Option Committees of the Board of Directors have furnished the following report on executive compensation:


WHAT ARE THE COMPONENTS OF EXECUTIVE COMPENSATION?

Our compensation program for executives consists of three key elements:
- Annual base salary
- Performance based annual bonus
- Annual stock incentives

WHAT IS THE PHILOSOPHY OF EXECUTIVE COMPENSATION?

We have a "pay for performance" philosophy, which rewards executives for long-term strategic management and enhancement of stockholder value. This philosophy is implemented by setting base salaries near retail industry averages. Annual performance-based bonuses and stock incentive awards make it possible for total executive compensation packages to exceed retail industry averages.

We believe it is important for our executives to have ownership incentives in our company and to operate in an environment that measures rewards against personal and Home Depot goals. We believe this philosophy attracts, retains and motivates key executives critical to the long-term success of our company.

HOW ARE THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER COMPENSATED?

Mr. Marcus and Mr. Blank each received a base salary of $900,000 in fiscal 1998. These annual base salaries were approximately 31% of their total cash compensation in fiscal 1998. The base salaries paid to Mr. Marcus and Mr. Blank were determined in 1997 primarily based on the performance of the Company. Additionally, with regard to Mr. Blank's salary, the Compensation Committee also considered the salaries paid to chief executive officers of comparable companies.

Mr. Marcus and Mr. Blank each received a $2,000,000 cash bonus for fiscal 1998 under the Senior Officers' Bonus Pool Plan. This plan pays total bonuses equal to 10% of Home Depot's earnings in excess of a threshold amount. The total bonus paid under the plan in fiscal 1998 could not exceed $4,000,000. For fiscal 1998, the threshold amount was $1.224 billion, which is approximately equal to Home Depot's net earnings for fiscal 1997. In fiscal 1998, Home Depot's earnings exceeded the threshold amount and, accordingly, bonuses were paid.

Under Mr. Blank's leadership, the Company continues to set the industry's standards in satisfying customers, in penetrating new markets (both in geography and business segments) and in cultivating those who will carry on his visions. Mr. Blank's leadership has driven the Company to superior performance (sales increased 25% and net earnings increased 32% in fiscal 1998 compared to fiscal
1997). In recognition of his contributions and his assumption of additional responsibilities since becoming Chief Executive Officer of the Company in May 1997, the Compensation Committee has increased his base salary to $1,000,000 effective in April 1999.

Additionally, the Compensation Committee has increased Mr. Blank's bonus under the Senior Officers' Bonus Pool Plan to a maximum of $3,000,000, subject to the Company's net earnings exceeding the threshold amount and the approval of the proposed amendment of the plan by the stockholders.

Messrs. Marcus and Blank do not receive annual stock option grants under any Home Depot plan. As founders of Home Depot, both Mr. Marcus and Mr. Blank have substantial holdings of Home Depot common stock. The Compensation Committee believes that these existing stock holdings provide them with the ownership incentives that are incorporated into the Company's compensation philosophy.

HOW ARE OTHER EXECUTIVE OFFICERS COMPENSATED?

In setting all other executive officer annual salaries, the Compensation Committee reviews an annual salary plan recommended by the Chairman and CEO. The annual salary plan is based on numerous subjective factors which include performance, merit increases and responsibility levels.

All executive officers (other than the Chairman and CEO) participate in the officers' bonus plans. Under these plans, officers are eligible to earn a bonus up to an established percent of their annual base salary, depending on the Company's performance relative to criteria such as gross margin, return on investment, return on assets and sales target levels. The exact objective criteria employed depend on the officer's responsibilities. Performance criteria may be computed by various methods depending on the Compensation Committee's assessment of the best match between job duties and performance criteria. During fiscal 1998, based upon these objective performance assessments, the named executive officers other than the Chairman and CEO were awarded bonuses as reflected in the Summary Compensation Table contained elsewhere in this Proxy Statement.

The Compensation Committee believes that disclosure of actual targets under these plans could adversely affect the Company since, among other things, such projections are not publicly disclosed and could place the Company at a competitive disadvantage with respect to hiring and retaining key employees. Disclosure could potentially expose the Company to claims by third parties based on the projections, especially since these projections are not intended as a predictor of future performance.


A large portion of the executive officers' total compensation is tied to stock performance, more closely aligning their interests with the long-term interests of stockholders. This is accomplished through our Omnibus Stock Incentive Plan. Stock options are granted to all executive officers, excluding both the Chairman and CEO, to purchase stock at the then current market price. The stock option grant size is determined by the Compensation Committee and the Stock Option Committee and is based on the individual's position within the Company, job performance, future potential and other factors.


Job performance is based on reviews compiled by one or more of the officers to whom an officer reports and such officer's perceived relative performance and abilities when compared with other associates of the Company. Stock options are typically exercisable at a rate of 25% per year commencing on the first or second year after the date of grant depending on the type of stock option granted. Stock options are typically exercisable for ten years after the date of grant.

DOES THE COMPENSATION COMMITTEE COMPARE COMPANY SALARIES TO OTHER MARKETS?

Salaries are based on the Compensation Committee's assessment of each officer's past performance and the expectation for future contributions in leading the Company. In addition, the Compensation Committee reviews compensation data for the retail industry and other companies similar in size. This review is not done scientifically. The Compensation Committee uses other company compensation data for information purposes only, but does not believe comparisons are appropriate unless subjective factors relating to the differences between companies are also considered.

HOW ARE LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION HANDLED?

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee. The $1 million limitation generally does not apply to compensation based on performance goals if certain requirements are met. The company believes its Senior Officers' Bonus Pool Plan (as proposed to be amended pending stockholder approval) and Executive Officers' Bonus Plan each satisfy Section 162(m). As a result, the Company believes that the compensation paid under these plans is not subject to limits on deductibility. However, there can be no assurance that the Internal Revenue Service would reach the same conclusion.

WHO PREPARED THIS REPORT?

This report has been furnished by the members of the following committees:


Compensation Committee:
     -  Frank Borman, Chair
     -  John L. Clendenin
     -  Berry R. Cox
     -  Donald R. Keough

Stock Option Committee:
     -  Bernard Marcus, Chair
     -  Arthur M. Blank
     -  Kenneth G. Langone

                             STOCK PERFORMANCE GRAPH

     This graph compares our total stockholder returns (assuming reinvestment of dividends), the Standard & Poor's 500 Composite Stock Index, and our industry peer group as compiled by the S&P Retail Composite. The graph assumes $100 invested at the per share closing price of the common stock of Home Depot and of each of the other indices on the New York Stock Exchange on January 30, 1994.


     [CHART]

                                01/30/1994      01/29/1995     01/28/1996     02/02/1997    02/01/1998      01/31/1999
                                ----------      ----------     ----------     ----------    ----------      ----------
HD                                 $100.00         $121.27        $114.60        $125.71       $230.48         $460.95
S&P 500                            $100.00          $98.26        $129.86        $164.23       $204.78         $267.32
S&P Retail Composite               $100.00          $91.54         $94.29        $114.01       $167.29         $272.29

                                 STOCK OWNERSHIP

         This table shows how much of our common stock is owned by directors, executive officers and owners of more than 5% of our outstanding common stock as of March 29, 1999.



         -------------------------------------------------------------------------------------------------------
         NAME OF BENEFICIAL OWNER                                        SHARES        RIGHT TO     PERCENT OF
         (AND ADDRESS IF BENEFICIAL OWNERSHIP EXCEEDS 5%)               OWNED (1)     ACQUIRE (2)      CLASS
         ------------------------------------------------               ---------     -----------      -----
         Bernard Marcus (3)                                            40,769,007               0         2.8%
         Arthur M. Blank (4)                                           24,058,610               0         1.6%
         Kenneth G. Langone (5)                                        12,600,756               0            *
         Milledge A. Hart, III (6)                                      2,636,954               0            *
         Berry R. Cox                                                   2,794,506               0            *
         Ronald M. Brill (7)                                            1,103,062         518,207            *
         Frank Borman (8)                                                 476,365               0            *
         Donald R. Keough (9)                                              20,935          20,000            *
         M. Faye Wilson                                                       490          30,000            *
         Johnnetta B. Cole                                                  2,376          11,250            *
         John L. Clendenin                                                  6,482           7,500            *
         Billy K. Hamlin                                                   94,625         393,409            *
         W. Andrew McKenna (10)                                           147,255         127,959            *
         Directors and executive officers as a group
         (26 people) (11)                                              85,652,990       2,065,296         5.9%
         FMR Corp. (12)                                               173,881,827               0        11.8%
         --------------------------------------------------------------------------------------------------------


         -----------------------
         * Less than one percent.


(1)  These amounts include shares for which the named person has sole voting and investment power or shares such powers with his or her spouse. They also include shares credited to the named person's account under our FutureBuilder plan, in the following amounts: Mr. Marcus: 24,142 shares;
     Mr. Blank:   22,896 shares; Mr. Brill:   21,790 shares; Mr. Hamlin: 17,323
     shares; Mr. McKenna: 9,803 shares; all directors and executive officers as a group (26 people): 211,198 shares.



(2) These amounts reflect shares that could be purchased by exercise of stock options as of March 29, 1999, or by May 28, 1999, under the company's stock incentive plans.


(3) These amounts include the following shares for which Mr. Marcus may be deemed to have shared voting and investment power, but disclaims beneficial ownership:

         - 459,892 shares held by Mr. Marcus' wife as trustee of a trust for his children
         - 763,805 shares held by charitable organizations of which Mr. Marcus serves as a director.


(4) These amounts include 1,593,000 shares held by two private charitable trusts for which Mr. Blank may be deemed to have shared voting and investment power. These amounts do not include the following shares for which Mr. Blank may be deemed to have shared voting and investment power, but disclaims beneficial ownership:

         -  31,529 shares held by Mr. Blank's wife
         - 876,048 shares that are held by others as co-trustees for Mr. Blank's children
         - 211,000 shares held by a private foundation of which Mr. Blank is the trustee

(5) These amounts do not include 2,747 shares held by Mr. Langone's wife for which Mr. Langone may be deemed to have shared voting and investment power, but disclaims beneficial ownership.

(6) These amounts include 302,371 shares held by a limited partnership whose general partner is a corporation owned by Mr. Hart and his wife.

(7) These amounts include 44,498 shares held by a private charitable trust for which Mr. Brill may be deemed to have shared voting and investment power. They also include 27,900 shares held by a limited partnership whose general partner is controlled by Mr. Brill for which Mr. Brill may be deemed to have shared voting and investment power. They do not include the following shares for which Mr. Brill may be deemed to have shared voting and investment power, but disclaims beneficial ownership:

         -  12,062 shares held by Mr. Brill's wife
         - 141,322 shares that are held by Mr. Brill and his wife as custodians for their children

(8) These amounts include the following shares for which Colonel Borman may be deemed to have shared voting and investment power:

         -  373,884 shares held by a trust
         -  95,860 shares held by a charitable trust

     These amounts also include 34,422 shares held by a private foundation for which Colonel Borman may be deemed to have sole voting and investment power.

(9) These amounts do not include 1,200 shares held by Mr. Keough's wife for which Mr. Keough may be deemed to have shared voting and investment power, but disclaims beneficial ownership.


(10) These amounts include 1,100 shares for which Mr. McKenna may be deemed to have shared voting and investment power with his daughter as joint tenant.



(11) These amounts do not include shares that are not included in the amounts set forth for the named individuals, as described in footnotes 1 through 10.



(12) The Schedule 13G/A, filed with the SEC on February 12, 1999 by FMR Corp, 82 Devonshire Street, Boston, Massachusetts 02109, reports beneficial ownership of the following shares as of December 31, 1998:


         -   Fidelity Management & Research Company:  84,133,170 shares
         -   Fidelity Management Trust Company:  4,780,738 shares
         -   Edward C. Johnson, III:  84,133,170 shares
         -   Fidelity International Limited:  834,749 shares

        FMR reports voting power over the following shares:

         -   Sole voting power:  4,467,427 shares
         -   Shared voting power:  0 shares
         -   Sole investment power:  89,789,383 shares
         -   Shared investment power:  0 shares

                                     GENERAL

                        COMPENSATION COMMITTEE INTERLOCKS

None of the members of the Compensation Committee were officers or employees of the Company or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations.

                              INSIDER TRANSACTIONS

Kenneth G. Langone, one of our directors, is Chairman of the Board and President of Invemed Associates, Inc. Invemed provides investment banking consulting services to the Company under a written contract which is cancelable by either party upon 60 days' written notice. The contract provides for the Company to pay Invemed an annual consulting fee of $100,000. We expect to use the services of and pay a similar amount to Invemed in fiscal 1999.

Mr. Langone is also Chairman and a stockholder of Salem Leasing Corporation. During fiscal 1998, we leased trucks from Salem Leasing, and Salem Leasing received payments of approximately $400,000.

M. Faye Wilson, one of our directors, was during a portion of fiscal 1998, an executive officer of Bank of America NT&SA. Bank of America provides a variety of banking services to the Company, including deposit and cash management services, letters of credit and capital market products.

Milledge A. Hart, III, one of our directors, is Chairman of the Board and a substantial stockholder of Axon, Inc., a company which provides installed sales services, and Rmax, Inc., a company which sells isocyanurate foam insulation. Axon and Rmax were vendors to the Company in fiscal 1998 for which Axon, Inc. received $633,890 and Rmax, Inc. received $1,768,898. We expect to make purchases from Axon, Inc. and Rmax, Inc. in fiscal 1999.

During fiscal 1996, we provided an interest free bridge loan in the amount of $200,000 to Mr. Lynn Martineau, President-Western Division, to facilitate his relocation. The loan was repaid on April 3, 1998.


                          COMPLIANCE WITH SECTION 16(a)
                         BENEFICIAL OWNERSHIP REPORTING
                                  REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of the Company's common stock. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of these reports furnished to the Company or written representations that no other reports were required, we believe that during fiscal year 1998, all our directors, executive officers and greater than ten percent beneficial owners complied with these requirements.

                          INDEPENDENT CERTIFIED PUBLIC
                                   ACCOUNTANTS

KPMG LLP was our independent auditor during fiscal 1998. Although the Board of Directors has not yet selected auditors for the present fiscal year, it is expected that KPMG LLP will be chosen. A representative of that firm will be present at the annual meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.


                            AVAILABILITY OF FORM 10-K
                        AND ANNUAL REPORT TO STOCKHOLDERS

SEC rules require us to provide an Annual Report to stockholders who receive this Proxy Statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended January 31, 1999 (not including documents incorporated by reference), are available without charge to stockholders upon written request to Investor Relations, The Home Depot, Inc., 2455 Paces Ferry Rd., Atlanta, Georgia 30339-4024 or via the Internet at www.homedepot.com.

                             STOCKHOLDER PROPOSALS



To be considered for inclusion in next year's proxy statement, stockholder proposals must be submitted in writing by December 20, 1999. Any stockholder proposal to be considered at next year's meeting but not included in the proxy statement, must be submitted in writing by February 25, 2000, or the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. All written proposals should be submitted to Lawrence
A. Smith, Corporate Secretary, The Home Depot, 2455 Paces Ferry Road, Atlanta, GA 30339.



                SOLICITATION BY BOARD: EXPENSES OF SOLICITATION


Our Board of Directors has sent you this Proxy Statement. Our directors, officers and associates may solicit proxies. In addition, we have hired D.F. King & Co., Inc. to assist us in soliciting proxies. We anticipate paying D.F. King a fee of $10,000, plus expenses. We will also reimburse brokers, nominees and fiduciaries to send proxies and proxy materials to our stockholders so they can vote their shares.

                                   APPENDIX A
                              THE HOME DEPOT, INC.
                        SENIOR OFFICERS' BONUS POOL PLAN

1.       PURPOSE.

The Home Depot, Inc. Senior Officers' Bonus Pool Plan (the "Plan"), as amended, is effective as of February 24, 1999, subject to approval by the Company's stockholders. The Plan is designed to provide a total cash compensation package for the Chairman (the "Chairman") and Chief Executive Officer ("CEO") of The Home Depot, Inc. (the "Company"), that is consistent with the Company's philosophy of "pay for performance." Payments pursuant to this Plan are intended to qualify as "performance-based compensation" under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended.

2.       ADMINISTRATION.

The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall be comprised of not less than two Outside Directors (as defined under Section 162(m)), each of whom shall be appointed by and serve at the pleasure of the Board of Directors.

The Committee shall have full discretionary authority in all matters relating to the discharge of its responsibilities and the exercise of its authority under the Plan. All decisions of the Committee and its action with respect to the Plan shall be final, binding and conclusive.

3.       ELIGIBILITY.

The Plan is designed exclusively for the Chairman and CEO. No other members of the Company's senior management are eligible to participate in the Plan. No officer who is eligible to participate in the Company's Executive Officers' Bonus Plan for a fiscal year will be eligible to participate in the Plan.

4.       FUNDING AND ALLOCATION OF BONUS.

The Plan allows the Chairman and CEO collectively to earn a bonus equal to a maximum of ten percent (10%) of the Company's net earnings for each fiscal year in excess of a threshold amount, which threshold amount will be automatically established each year at the prior year's net earnings (the "Earnings Threshold"). The potential bonus payable to the Chairman and CEO under the Plan will be established by the Committee no later than 90 days after the beginning of each fiscal year. The maximum amount payable under the Plan to a participant for any one fiscal year is four million dollars ($4,000,000). Following each fiscal year, the Committee shall certify the Earnings Threshold has been exceeded and shall determine the bonus payable to the Chairman and CEO. The Committee shall have the right, in its sole discretion, to reduce the bonus payable to any participant based on individual or Company performance factors that the Committee deems relevant.

5.       DEFERRAL ELECTIONS.

The Committee may, at its option, establish procedures pursuant to which the participants are permitted to defer the receipt of bonuses payable hereunder.

6.       PLAN AMENDMENT OR TERMINATION.

The Board of Directors may discontinue the Plan at any time and may, from time to time, amend or revise the terms of the Plan as permitted by applicable statutes; provided, however, that no such discontinuance, amendment or revision shall materially adversely affect any right or obligation with respect to any award theretofore made.

7.       GOVERNING LAW.

The Plan shall be governed by and construed under the laws of the State of Georgia.

                              DIRECTIONS TO MEETING


         For those who plan on attending the meeting, directions are as follows:

         If Traveling Northbound on I-75:
         Take Exit 109B (Atlanta Bypass 285 Westbound). Continue West on I-285 to Exit 14, stay in exit lane and follow the road signs for Cobb Parkway (also known as U.S. Highway 41). At the end of the exit ramp, make a left turn at the traffic light, southbound on Cobb Parkway. Continue under the overpass and make a left turn at the second traffic light onto Galleria Drive. The first entrance on the right is Cobb Galleria Centre's main (rotunda) entrance and drop off area. Additional parking may be found at the second and third rights and in the 100 Building parking deck.

         If Traveling Southbound on I-75:
         Take Exit 109 (Atlanta Bypass 285 Westbound). Continue West on I-285 to Exit 14 and follow the road signs for Cobb Parkway (also know as U.S. Highway 41). At the end of the exit ramp make a left turn at the traffic light, southbound on Cobb Parkway. Continue under the overpass and make a left turn at the second traffic light onto Galleria Drive. The first entrance on the right is Cobb Galleria Centre's main (rotunda) entrance and drop off area. Additional parking may be found at the second and third rights and in the 100 Building parking deck.


         If Traveling Eastbound on I-285:
         Take Exit 13 (Dobbins Air Force Base and Cobb Parkway or U.S. Highway 41 Exit). At the end of the exit ramp turn right at the traffic light, southbound on Cobb Parkway. At the next immediate traffic light make a left turn onto Galleria Drive. The first entrance on the right is Cobb Galleria Centre's main (rotunda) entrance and drop off area. Additional parking may be found at the second and third rights and in the 100 Building parking deck.

         If Traveling Westbound on I-285:
         Take Exit 14 (Dobbins Air Force Base and Cobb Parkway or U.S. Highway 41 Exit). Continue exiting in the lane marked "Cobb Parkway." At the end of the exit ramp turn left at the traffic light, heading south on Cobb Parkway. Continue under the overpass and make a left turn at the second traffic light onto Galleria Drive. The first entrance on the right is Cobb Galleria Centre's main (rotunda) entrance and drop off area. Additional parking may be found at the second and third rights and in the 100 Building parking deck.


         Internet Access to the Meeting:
         An edited version of the annual meeting will be available for viewing over the Internet beginning on May 29, 1999. You can assess the meeting by logging onto our website at www.homedepot.com.



                         [Picture of Homer character]




The Home Depot and the Homer character are registered trademarks of Homer TLC, Inc. (C)1999 Homer TLC, Inc.

                          PROXY/VOTING INSTRUCTIONS
                             THE HOME DEPOT, INC.


  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                         STOCKHOLDERS ON MAY 26, 1999.


         The undersigned stockholder hereby appoints BERNARD MARCUS, ARTHUR M. BLANK and RONALD M. BRILL, and each of them, attorneys and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Home Depot, Inc., to be held at the Cobb Galleria Centre, Atlanta, Georgia, on Wednesday, May 26, 1999, at 10:00 a.m., and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" the approval of item number 1, the election of JOHN L. CLENDENIN, BONNIE G. HILL, KENNETH G. LANGONE AND BERNARD MARCUS, "FOR" the approval of item number 2, "FOR" the approval of item number 3, "AGAINST" the approval of item number 4, "AGAINST" the approval of item number 5, "AGAINST" the approval of item number 6 and "AGAINST" the approval of item number 7, and in accordance with the recommendations of the Board of Directors.



UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY
                              ON THE REVERSE SIDE

                                                                SEE REVERSE SIDE

THE HOME DEPOT, INC.
2455 PACES FERRY ROAD
ATLANTA, GEORGIA  30339-4024


                          VOTE BY TELEPHONE OR INTERNET
                            QUICK * EASY * IMMEDIATE
                     AVAILABLE 24 HOURS A DAY * 7 DAYS/WEEK
                       UNTIL 3:00 P.M., E.T. MAY 25, 1999

The Home Depot, Inc. encourages you to take advantage of two cost-effective and convenient ways to vote your shares. You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes you to vote your shares in the same manner as if you marked, signed and returned your proxy card.


TO VOTE BY TELEPHONE:      CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE
                           1-877-PRX-VOTE (1-877-779-8683) ANYTIME (THERE IS NO
                           CHARGE TO YOU FOR THIS CALL) OR CALL COLLECT ON A
                           TOUCH-TONE TELEPHONE 1-201-536-8073 You will be asked to enter the 14-digit Voter Control Number located above your name and address in the lower left corner of this form. Then simply follow the instructions.


                                       OR


TO VOTE BY INTERNET:       POINT YOUR BROWSER TO THE WEB ADDRESS:
                           http://www.eproxyvote.com/hd
                           You will be asked to enter the 14-digit Voter Control
                           Number located above your name and address in the lower left corner of this form. Then simply follow the instructions. You may also indicate if you would be interested in receiving future proxy materials via the Internet.


                                       OR

TO VOTE BY MAIL:           Simply mark, sign and date your proxy card and return
                           it in the enclosed postage-paid envelope.



IF YOU ARE VOTING BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.


Our Annual Report is mailed to every account of record. If you would like to receive future stockholder materials electronically, please read the information at the top on the reverse side.


                             DETACH PROXY CARD HERE

 X       Please mark
-----    votes as in
         this example.


UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS 4, 5, 6 and 7.


1.       Election of Directors:
         Nominees: (01) John L. Clendenin, (02) Bonnie G. Hill, (03) Kenneth G. Langone, (04) Bernard Marcus


                    FOR          WITHHELD

                    ----               ----

         For all nominees except as noted below

----     ------------------------


2. Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares.

          FOR    AGAINST     ABSTAIN

          ----    ----             ----

3. Approval of an amendment to The Home Depot, Inc. Senior Officers' Bonus Pool Plan.

          FOR    AGAINST     ABSTAIN

          ----    ----        ----

4. Approval of Stockholder Proposal relating to a report on certain employment matters.

          FOR    AGAINST     ABSTAIN

          ----    ----        ----

5.       Approval of Stockholder Proposal to declassify Board.

         FOR    AGAINST      ABSTAIN

          ----    ----        ----

6. Approval of Stockholder Proposal to amend Bylaws to require a majority of independent directors.

          FOR    AGAINST     ABSTAIN

          ----    ----        ----


7. Approval of Stockholder Proposal relating to a report on certain environmental matters.

          FOR    AGAINST     ABSTAIN

          ----     ----        ----



                                    DISCONTINUE
                                    DUPLICATE
                                    ANNUAL
                                    REPORT
                                    ---------

                                    MARK HERE
                                    FOR ADDRESS
                                    CHANGE AND
                                    NOTE BELOW
                                    ---------

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature(s): _________________________       Date: ___________________________

Signature(s): _________________________       Date: ___________________________

            CONSENT TO OBTAIN FUTURE STOCKHOLDER - RELATED MATERIALS
                        ELECTRONICALLY INSTEAD OF BY MAIL


Home Depot stockholders may elect to receive future materials through the Internet instead of receiving copies through the mail. The Home Depot is offering this service to provide added convenience to its stockholders, to reduce printing and mailing costs and to help preserve our environment.


To take advantage of this option, stockholders must subscribe to an Internet service provider that offers access to the world wide web. Costs normally associated with electronic access, such as usage and telephone charges, will be the responsibility of the stockholder.


To elect this option, go to the website http://www.econsent.com/hd/. Stockholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the Internet.

If you consent to receive the Company's future stockholder-related materials electronically, your consent will remain in effect unless it is withdrawn by calling, writing, or e-mailing our Transfer Agent, BankBoston (EquiServe), at 1-800-577-0177; P.O. Box 8038, Boston, MA 02266-8038; www.equiserve.com. Also, if while this consent is in effect you decide you would like to receive a hard copy of the proxy materials, you may call, write or e-mail our Transfer Agent.


                          You may access The Home Depot
                      annual report and proxy statement at:
                             www.homedepot.com/proxy


                      If you vote by telephone or Internet
                    please do not mail back your proxy card.